Exhibit 10.17

                               TEAMING AGREEMENT

        This Teaming Agreement is entered into as of this 1st day of August ("Effective Date") by and between GRC International, Inc., a Delaware corporation, having its principal offices at 1900 Gallows Road, Vienna, Virginia 22182 (hereinafter referred to as the "Prime") and ID Technologies, Inc. a North Carolina corporation, having an office at NCSU Centennial Campus, 920 Main Campus Drive, Suite 400, Raleigh, NC 27606 (hereinafter referred to as the "Sub").

        WHEREAS, the Prime may submit proposals ("Proposals") for certain projects ("Customer Projects") as set forth in Exhibit A for the customers ("Customers") set forth in Exhibit B (as such Exhibit may be amended from time to time upon the mutual agreement of the parties), that would include the software development and consulting services assistance of the Sub in connection with the Customer Projects; and

        WHEREAS, the parties have complementary capabilities not available within their respective organizations and hereto have determined that it would be to their mutual benefit to act as a team in connection with the preparation and submission of Proposals; and

        WHEREAS, the Prime, if it receives a contract award for a Customer Project based on a Proposal ("Award"), would subcontract portions of the Customer Project to the Sub pursuant to the terms and conditions of this Agreement.

        NOW IT IS HEREBY AGREED AS FOLLOWS:

1.      PROPOSAL PREPARATION OBLIGATIONS

        1.1 In the event that the Prime elects to prepare a Proposal for a prospective Customer Project, each party will exert its commercially reasonable efforts to cooperate to produce a Proposal or Proposals that will result in the selection of the Prime as the prime contractor for the related Customer Project, and the Sub as a subcontractor for the work assigned to the Sub herein, in accordance with the terms and conditions of this Agreement. Each party will continue to exert its commercially reasonable efforts to support and participate in any and all negotiations and presentations, if any, concerning a Proposal, or concerning a proposed contract or subcontracts acceptable to the Prime, the Sub and the Customer that may follow the submission of such Proposal or Proposals. The foregoing sentence shall only apply to the Sub to the extent the Sub's assistance in the enumerated activities is reasonably requested by the Prime.

        1.2 The Prime will have the responsibility for the preparation, evaluation, and submission of the Proposal(s) to the Customer(s). Subject to the terms and conditions of this Agreement, the Prime will have the sole right to decide the form and final content of all documents submitted to the Customer(s). The Sub shall, upon request by the Prime, supply the reasonably necessary technical and business data and information, including without limitation nonproprietary cost information, exhibits, designs, and plans, concerning the Sub's proposed portion of the Customer Project for use in preparation of the Proposal(s). The Prime will make reasonable efforts to ensure that the Sub's comments are adequately reviewed, evaluated, and incorporated in the Proposal(s) as appropriate, and shall consult with the Sub on all matters regarding the content of the Proposal(s) which concern the portion of the Customer Project to be performed by the Sub prior to submission of the Proposal(s) to the Customer. The Prime shall include the Sub's price for its proposed portion of the Customer Project in the Proposal.

        1.3 The Prime will, in any Proposal(s) that the parties submit, and in all discussions with respect thereto, identify the Sub as a team member. The Prime will state in such Proposal(s) or discussions the relationship of the parties as set forth herein, and the role and responsibilities of the Sub as set forth in the attached Exhibit A. Changes to Exhibit A shall only be accomplished by the mutual written agreement of the parties. If requested by the Prime, the Sub will provide reasonable support from management and technical personnel to assist the Prime in any discussions and negotiations with the Customer(s) relating to a Proposal and directed toward obtaining an Award.

        1.4 The Prime shall be the single point of contact with the Customer(s) or any other interested Government agencies concerning a Proposal. In the event it becomes desirable for the Sub to contact the Customer(s) or any other interested Government agency concerning such Proposal, such contact shall be approved by the Prime. Any communications initiated by the Customer(s) directly with the Sub concerning any matter involving the Proposal, the Customer Project or this Agreement shall not be deemed to be a breach of this Agreement. The Sub will, however, use reasonable commercial efforts to inform the Prime of such inquiries relating to the Proposal or this Agreement.

        1.5 Each party will bear all costs, risks, and liabilities incurred by it arising out of its obligations and efforts under this Agreement during the pre-Proposal and Proposal periods, which are defined as the periods up to an Award. The Prime will be responsible for all graphic arts, printing, binding, and delivery costs of the Proposal(s). Neither party shall have any right to any reimbursement, payment, or other compensation of any kind from the other party for any work performed during the period prior to the Award and the commencement of any effort thereunder.

2.      AWARD OF CONTRACT

If the Prime is selected by the Customer as the contractor for a Customer Project in which the Sub was included in and/or participated in the Proposal process, the Prime shall enter into and award to the Sub a subcontract on a mutually agreeable basis, for the services generally set forth in Exhibit A, subject to the requirements of the Prime's contract with the Customer and the mutual agreement of the parties. The Prime and Sub will negotiate in good faith such that an agreement may be reached between the parties within a reasonable period of time. Any such subcontract(s), including any change(s) or supplement(s) thereto shall be subject to the mutual agreement of the parties hereto on price and other terms and conditions, applicable laws and regulations, appropriate and applicable terms of the Prime Contract, and prior approval by the Customer, if required. The Prime shall exert all reasonable efforts to obtain such required Customer approval(s). The Prime will have overall responsibility for the Customer Project.

3.      TERM AND TERMINATION

3.1 Term. This Agreement shall commence on the Effective Date and shall remain in force, unless earlier terminated in accordance with this Agreement, for an initial period of one (1) year unless earlier terminated in accordance with this Agreement; provided, however, that if a Proposal(s) has been submitted and is under consideration by a Customer(s) upon the expiration of such one (1) year period, this Agreement shall continue in full force and effect as it relates to such specific Proposal only for a reasonable time period in which to permit the applicable Customer to make a decision on the Proposal and if applicable, to permit the Prime and the Sub to enter into a subcontract as set forth in Section 2 above.

3.2     Termination.

         3.2.1 This Agreement may be terminated by the mutual agreement of the parties.

         3.2.2 This Agreement may be terminated by either party:

         (a) upon thirty (30) days written notice in the event of a material breach of this Agreement by the other party, provided that the breaching party has not, during such thirty (30) day period, cured the breach; or (b) immediately upon written notice in the event the other party becomes insolvent or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors or if a petition under any bankruptcy act, receivership statute or the like, as they now exist or as they may be amended, is filed by the other party or by any third party or an application for a receiver is made by anyone and such application is not resolved favorably to the other party within thirty (30) days.

         3.3 Effect of Termination.

         3.3.1 each party shall, within ten (10) business days after such expiration or termination is effective, return to the other party or dispose of, as mutually agreed, all Proprietary Information (as defined in Section 5) furnished to it by the other party pursuant to this Agreement and each party shall so certify in writing that it has done so; 3.3.2 both parties shall cease acting in a manner that would suggest any continuing relationship between the parties regarding this Agreement; and 3.3.3 each party's rights and obligations accruing prior to such termination with regard to any Customer Projects shall survive each termination or expiration of this Agreement.

4.  PUBLICITY AND NEWS RELEASES

Either party may issue a news release, public announcement, advertisement, or any other form of publicity (collectively, "Publicity") concerning its role in a Customer Project, this Agreement, any Proposals, or resulting Awards to be carried out thereunder, provided that (i) such party obtains the prior written approval of the other party prior to release of the Publicity, which approval shall not be unreasonably withheld or delayed, and (ii) the Prime obtains the prior written consent of the Customer, where relevant. Any such Publicity shall give due credit and recognition to the contributions of each party in a form acceptable to the other party. This Agreement and the terms thereof may be made known to the Customer without prior approval. In addition, neither party's approval shall be required as to any statements and other information which the other party was required to make pursuant to any rule or regulation of the Securities and Exchange Commission, the New York Stock Exchange, Inc. or the Nasdaq Stock Market, Inc., or as required by law. 5. PROPRIETARY INFORMATION

        5.1 During the term of this Agreement, the parties hereto may exchange such proprietary information as is reasonably required for the performance of the obligations set forth herein, including, but not limited to: performance, sales, financial, contractual, and software, documentation, specifications and any other technical data (as the latter term is defined in DFARS 252.227-7013) (collectively, "Proprietary Information"). To be considered Proprietary Information under this Agreement such information (i) must be in writing and clearly marked on each page with a protective legend; or (ii) must be reasonably understood at the time of disclosure, based on the manner and circumstances of such disclosure, to be confidential and/or proprietary information; or (iii) if such information is disclosed orally, a written summary of such oral communication, specifically identifying the items of Proprietary Information, must be furnished to the recipient of such Proprietary Information within fifteen (15) days of disclosure.

         5.2 The parties will make reasonable efforts to ensure that no written information will be labeled as Proprietary Information which is not in good faith believed by the originating party to contain Proprietary Information. No information, other than Proprietary Information so identified shall be restricted by either party as to the other party's use thereof.

         5.3 The receiving party,  during the term of this Agreement and for two
(2) years thereafter, shall hold such Proprietary Information in confidence, and shall use such Proprietary Information only for the purposes of fulfilling its obligations under this Agreement. Each party shall use at least the same degree of care to safeguard and prevent disclosing to third parties the Proprietary Information of the other party as it employs to avoid unauthorized disclosure or publication of its own information (or the information of its customers) of a similar nature; provided however, that in no event shall the receiving party use less than a reasonable standard of care. Each party may disclose relevant aspects of the other's Proprietary Information to its employees, contractors and agents to the extent such disclosure is reasonably necessary for performance under this Agreement; provided, however, that such party shall use reasonable efforts to ensure that such employees, contractors, or agents comply with this confidentiality provisions. Each party will be responsible for any improper disclosure of Proprietary Information by its employees, contractors or agents. Notwithstanding anything to the contrary contained herein, information necessary to complete the Prime's Proposal(s) under this Agreement may be disclosed to the Government if such information is protected in accordance with FAR 52.215-12, including use of the appropriate restrictive legend.

        5.4 Neither party shall be liable for the inadvertent or accidental disclosure of Proprietary Information if such disclosure occurs despite such party's compliance with the terms and conditions of this Agreement.

        5.5 No license to the other party, under any trademark, patent, or copyright, or applications that are now or may thereafter by owned by such party, is either granted or implied by the conveying of information to that party. None of the information that may be submitted or exchanged by the parties shall constitute any representation, warranty, assurance, guarantee, or inducement by either party to the other with respect to the infringement of trademarks, patents, copyrights, or any right of privacy, or other rights of third persons.

         5.6 The above restrictions on the use or disclosure of information marked as proprietary shall not apply to information that:

         a. Was known to the receiving party without restriction at the time of disclosure;

         b. Was subsequently developed by the recipient, independently of the information transmitted by the disclosing party, as shown by the recipient's contemporaneous records;

         c. Becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement or any other obligation of confidentiality;

         d. Has been published or is otherwise in the public domain without breach of this Agreement;

         e. Is released with the prior written approval of the disclosing party;

         f. Is designated in writing by the disclosing party to no longer be proprietary; or

         g. Is disclosed as required by judicial action, provided the Party claiming the proprietary interest is promptly notified and afforded an opportunity to seek a protective order.

If any portion of any such Proprietary Information falls within any one of these exceptions, the remaining portion of such Proprietary Information shall continue to be subject to the foregoing prohibitions and restrictions. In addition, the obligations of the parties with respect to the protection of Proprietary Information shall survive the termination of this Agreement.

6.      WARRANTY

        6.1 Warranties. Each party represents and warrants that it has the full power to execute and deliver this Agreement and to perform its obligations hereunder. In addition, each party warrants that the services performed by such party shall be performed in a professional and workmanlike manner, consistent with industry practices.

        6.2  Disclaimer.  EXCEPT AS  SPECIFICALLY  SET FORTH IN THIS  SECTION 6,
NEITHER PARTY MAKES ANY WARRANTY TO THE OTHER PARTY WITH RESPECT TO THIS AGREEMENT, EITHER EXPRESS, IMPLIED OR STATUTORY, OR ARISING BY COURSE OF CONDUCT OR PERFORMANCE, CUSTOM OR USAGE IN THE TRADE, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, DATA ACCURACY, QUIET ENJOYMENT, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

7.      ON-SITE RULES AND INDEMNITY

        7.1 On-Site Rules. Each party shall use reasonable efforts to ensure that its employees obey all pertinent rules and regulations of the other party while on the premises of the other party, including those relating to the safeguarding of Proprietary information, provided that the same have been provided in writing in advance or are reasonably conspicuously posted on-site.

        7.2     Indemnity.

                7.2.1 The Sub will defend, indemnify and hold harmless the Prime, its directors, officers or employees from any loss, liability, damage, expense, or cost (including reasonable attorneys fees) from claims by third parties arising out of or in connection with (a) any assertion that the services performed by the Sub hereunder or the results of such services, infringe an issued United States patent, United States copyright, trademark, trade secret or other intellectual property right of a third person, and (b) any claim based on physical injury and/or property damage resulting from the negligence and/or willful misconduct of any Sub employee or contractor hereunder.

                7.2.2 The Prime will defend, indemnify and hold harmless the Sub, its directors, officers or employees from any loss, liability, damage, expense, or cost (including reasonable attorneys fees) from claims by third parties arising out of or in connection with (a) any misrepresentation, unauthorized warranties, or other statements made hereunder regarding the services provided by the Sub which are not in accordance with the Sub's documentation and sales literature, (b) any assertion that the services performed by the Prime hereunder or the results of such services, infringe an issued United States patent, United States copyright, trademark, trade secret or other intellectual property right, and (c) any claim based on physical injury and/or property damage resulting from the negligence and/or willful misconduct of any Prime employee or contractor hereunder.

8.      LIMITATION OF LIABILITY

         8.1 Limitations and Exclusions. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED (INCLUDING DAMAGES DUE TO BUSINESS INTERRUPTION OR LOST PROFITS, SAVINGS, COMPETITIVE ADVANTAGE OR GOODWILL), ARISING FROM OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE TYPE OF CLAIM, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, AND REGARDLESS OF THE CAUSE OF SUCH DAMAGES EVEN IF SUCH DAMAGES WERE FORESEEABLE. 8.2 Maximum Aggregate Liability. Except for the indemnification obligations set forth in Section 7 above, in no event will either party's total cumulative liability to the other for breach of contract and for all other claims (including without limitation tort claims) arising out of or related to this Agreement exceed the total amounts paid by the Prime under this Agreement for the relevant Proposal.

9.      SCOPE OF AGREEMENT

The parties responsibilities and obligations under this Agreement shall relate only to the Customer Project description specified in Exhibit A. This Agreement is a non- exclusive arrangement, and nothing herein shall be deemed to:

        a. Confer any right or impose any obligation or restriction on either party with respect to such party's participation in any program effort or marketing activity at any time undertaken by either party hereto, jointly or separately or in combination with any third party; or

         b. Preclude either party hereto from soliciting or accepting any prime contract or subcontract from any third party under any program; or

         c. Limit the rights of either party to promote, market, sell, lease, license, or otherwise dispose of its products or services.

10.     NOTICES

Each party shall designate in writing one or more individuals, within its organization, as its representative(s) responsible to direct performance of such party's necessary functions. Such representatives shall be responsible for all communication between the parties relating to the responsibilities of the parties under this Agreement. All notices, certificates, acknowledgments, and other reports required hereunder shall be in writing and shall be deemed properly delivered when personally delivered or three (3) days after dispatch by nationally recognized courier or mailed by certified or registered United States mail, postage prepaid, to the other party at its address as follows, or to such other address as either party may, by written notice, designate to the other. Notices may also be delivered by telefax and will be validly given upon written confirmation of receipt.

       To PRIME:                              To  SUB:

       GRC International, an AT&T Company     ID Technologies
       1900 Gallows Road                      NCSU Centennial Campus
       Vienna, Virginia  22182                420 Main Campus Dr - Suite 400
       Attention: Benjamin Acre               Raleigh, NC 27606
       Facsimile: (703) 847-6569              Attention: J. Phillips L. Johnston
                                              Facsimile: (919) 424-3723

11.     RELATIONSHIP BETWEEN THE PARTIES

The parties are independent contractors under this Agreement. This Agreement establishes and shall only be construed as establishing a contract between unrelated business entities and is not intended by the parties to constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind other than a contractor team arrangement as set forth in FAR 9.6 and the rights and obligations of the parties shall be limited to those expressly set forth herein. Neither party shall have the authority to bind the other or make a commitment of any kind on behalf of the other without the prior written consent of the other party. Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both of the parties, except as may be provided for in any subcontract agreed to between the parties. Unless otherwise agreed to the contrary by the parties in writing, neither party is responsible to any end user for the quality of the services or products provided by the other party. Each party is solely responsible for establishing the prices for its own products and services.

12.     INTELLECTUAL PROPERTY

All right, title and interest in and to any trademarks, copyrights, patents, or other intellectual property, including without limitation any software and documentation (collectively, the "IP") owned by a party shall remain with that party, and in no event will this Agreement be deemed to convey ownership of any of one party's IP to the other party. Further, in no event will the Prime offer, transfer or otherwise provide any ownership rights in the Sub's IP to the Customer or to any other third party.

13.     ASSIGNMENT

Neither this Agreement nor any interest herein may be assigned or otherwise transferred by either party in whole or in part without the express prior written consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in the foregoing, either party hereto shall have the right to assign this Agreement, without the prior written approval of the other party, to any successor to such party by way of merger or consolidation or the acquisition of substantially all of the business and assets of such party relating to the subject matter of this Agreement or to any party controlling, controlled by or under common control with such party, provided that such assignee shall remain liable and responsible to the other party hereto for the performance and observation of all such obligations herein.

14.     VALIDITY OF PROVISIONS

If any part, term, or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law of a Federal, State, or local Government having jurisdiction over this Agreement, the validity of the remaining portions of provisions shall not be affected thereby.

15.     SECURITY REQUIREMENTS

To the extent the obligations of the parties hereunder involve access to security information, classified US Government "Confidential" or higher, the provisions of applicable Government Regulations shall apply.

16.     NON-SOLICITATION OF EMPLOYEES

During the period that this Agreement is in effect and for one (1) year following the termination or expiration of this Agreement, each party agrees not to solicit for employment, hire, or otherwise proselytize any technical or professional employees of the other party assigned to work on the Proposal(s) or resultant Award without the prior written approval of the other party. The parties further agree to include a provision similar to the above in any resultant contract.

17.     ENTIRETY OF AGREEMENT

This Agreement constitutes the entire agreement, representation, and understanding of the parties hereto and supersedes any and all previous understandings, commitments, or agreements, oral or written, related to the preparation of the Proposal(s) and subsequent Award.

This Agreement shall not be amended or modified, nor shall any waiver or any right hereunder be effective, unless set forth in a document executed by duly authorized representatives of both the Prime and the Sub. The waiver of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition or any subsequent breach of the same. The section and paragraph headings contained herein are for convenience only, and shall not limit in any way the scope of any provision of this Agreement.

18.     INTERPRETATION

The validity, construction, scope and performance of this Agreement shall be enforced and interpreted under the laws of the Commonwealth of Virginia, except its choice of law rules.

19.     FORCE MAJEURE.

        Neither party shall be liable to the other for any delay or failure, in whole or in part, to perform due to causes beyond its reasonable control. Performance times shall be considered extended for a period of time equivalent to the time lost because of any such delay.

20.     BINDING EFFECT

This agreement shall inure to the benefit of and shall be binding upon the parties hereto, their successors and permitted assigns.

21.     NO THIRD PARTY BENEFICIARIES

It is the intention of the parties that no person or entity other than the Prime or the Sub is or will be entitled to bring any action to enforce any provision of this Agreement against either of the parties. The rights and obligations in this Agreement will be solely for the benefit of, and shall be enforceable only by, the parties and their permitted successors and assigns.

22.     SURVIVAL

The provisions of Sections 3.1 (Term), 3.3 (Effect of Termination), 5 (Proprietary Information), 7.2 (Indemnity), 8 (Limitation of Liability), 12 (Non-Solicitation of Employees), 17 (Interpretation) and 21(Survival) of this Agreement shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first indicated above.

for the PRIME:                                          for the SUB:

GRC INTERNATIONAL, an AT&T Company              ID TECHNOLOGIES, INCORPORATED

By:     /s/                                     By:     /s/

Name:   ______________________________          Name:   J. Phillips L. Johnston

Title:  ______________________________          Title:  Chief Executive Officer

Date:   _______________________________         Date:   August 6, 2001



                    GRCI and IDTEK Biometrics Team Exhibit A

This teaming agreement establishes the roles of GRC International (GRCI), an AT&T Company and ID Technologies (IDTEK) for joint biometrics projects conducted as the GRCI Team. Under this agreement, GRCI and IDTEK will work together to provide leading-edge biometrics technologies development, systems integration, and fielding. GRCI will serve as the lead company for marketing and executing the joint efforts undertaken under this agreement, which are to be defined on a continuing basis in the future.

GRCI will lead white paper, briefing, and proposal development. Marketing activities will include preparation and delivery of white papers and briefings on technology and operations, and support for technology and operations demonstrations to potential customers. When an expression of customer interest or an RFP is received, each team member will review and comment on topics related to its areas of responsibility and expertise; provide capabilities briefing, source-qualification or proposal input related to requirements, technical areas, operations, personnel or skills; provide input on technical and operational aspects of the Biometrics solution; and provide cost estimates and/or pricing data for relevant work within its areas of responsibility to be performed under a contract awarded to the team. GRCI will be responsible for the final content of all marketing submissions or proposals prepared for the team.

GRCI will serve as the prime contractor on contracts awarded to the team.

All worked performed under this teaming agreement is expected to fall within one or more of four phases of a Biometrics System project as depicted in the graphic below. The four phases are described in detail below. The teammate responsibilities during the phases are as follows:

         1. Phase I - Biometrics Requirements Definition & Validation. GRCI leads concept and requirements definition; IDTEK provides supporting technical expertise.

         2. Phase II - Biometrics System Development. IDTEK leads software / middle-ware development and engineering; GRCI provides requirements oversight; and leads coordination with the customer.

         3. Phase III - Biometrics System Integration. GRCI leads fielding planning and execution, IDTEK leads deployable-system testing.

         4. Phase IV - Biometrics Pre-Planned Product Improvement (P3I). GRCI leads system augmentation planning with customers; IDTEK provides supporting technical expertise.

A given project could involve any number of the four phases.

[Graphical representation of phases]

Phase I - Biometrics Requirements Definition & Validation. During Phase I, the team will work with a customer to define and validate Biometrics system's capability requirements and needs. GRCI will lead overall biometrics program definition. IDTEK will have primary responsibility for all requirements-related activities pertinent to middle-ware requirements. GRCI will have primary responsibility for solution conceptualization and all requirements-related activities pertinent to system deployment and maintenance.

Phase II - Biometrics System Development. The key result of Phase II is the achievement of a successful Biometrics solution. During Phase II, the team will work with the customer to determine the Biometrics system capability baseline, and to design and engineer a workable solution that will meet all stated requirements either as defined in Phase I or through an equivalent process conducted independently by the customer. The team will provide proof-of-concept demonstrations of Biometrics subsystems or a complete, prototype solution as necessary. A Biometrics System Operational Verification Test (SOVT) successfully executed jointly by the teammates, which will be based on criteria established by the customer and the team, will serve as proof that the solution has been achieved per specification. IDTEK's primary responsibilities will involve software and middle-ware development, including the adding of new biometric device drivers. GRCI's primary responsibilities will involve system specification; technical and operational requirement oversight; end-to-end test management; and overall coordination with the customer.

Phase III - Biometrics System Integration. In Phase III, GRCI will lead systems integration efforts. The team will work with appropriate biometric sources to build production-quality subsystems and will integrate a producible Biometrics system. GRCI will manage system configuration; and develop fielding. IDTEK will conduct testing of production quality subsystems and the fully integrated Biometrics solution. GRCI will perform Biometrics system deployment.

Phase IV - Biometrics Pre-Planned Product Improvement (P3I). In Phase IV, GRCI and IDTEK will develop plans for Biometrics system or subsystem augmentation. Plans will include Biometrics-solution improvement ideas from either the teammates or the customer. The team will jointly prepare proposed solutions for pre-planned product improvement, and present the plans to the customer to obtain other contracts. GRCI will lead the overall P3I process. IDTEK will focus on technical and technology topics.